EXHIBIT 99.1

Platform Specialty Products Corporation Announces Proposed $200 Million Private Placement of Common Stock

MIAMI, May 6, 2014 (GLOBE NEWSWIRE) -- Platform Specialty Products Corporation ("Platform") (NYSE:PAH) announced today its proposal to commence a $200 million offering of its common stock through a private placement to certain eligible purchasers, subject to market conditions. This private placement is expected to close on or about May 20, 2014, subject to customary closing conditions. In connection with the private placement, Platform intends to agree, subject to certain terms and conditions, to file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended (the "Securities Act") covering the resale of the shares of common stock to be issued and sold in this private placement.

Platform intends to use the net proceeds from this private placement to support future growth and for working capital and other general corporate purposes, which may include Platform's previously-announced proposed acquisition of Chemtura Corporation's AgroSolutions business, if completed, and the possible acquisition of other businesses.

Platform's shares of common stock are being offered and sold in this private placement pursuant to Section 4(a)(2) of the Securities Act. Such shares have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. This press release does not constitute an offer to sell, or a solicitation of an offer to purchase, such shares in any jurisdiction in which such offer or solicitation would be unlawful. Any offer of such shares will be made only by means of a private placement memorandum.

About Platform

Platform is a global producer of high-technology specialty chemical products and provider of technical services. The business involves the manufacture of a broad range of specialty chemicals, created by blending raw materials, and the incorporation of these chemicals into multi-step technological processes. These specialty chemicals and processes together encompass the products sold to customers in the electronics, metal and plastic plating, graphic arts, and offshore oil production and drilling industries. More information on Platform is available at www.platformspecialtyproducts.com.

Forward-looking Statements

This press release contains forward-looking statements, including, but not limited to, statements regarding the completion and timing of the private placement and Platform's planned use of any proceeds from the private placement. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, market and other general economic conditions, Platform's and the purchasers' ability to satisfy the conditions required to close the private placement and Platform's perception of future availability of equity or debt financing needed to fund its growing business. These forward-looking statements are made as of the date of this press release and Platform assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ from those projected in such forward-looking statements. Prospective investors should review the information set forth in the private placement memorandum and refer to the risk factors set forth therein and in the periodic reports and other documents filed by Platform with the Securities and Exchange Commission, including Platform's annual report on Form 10-K for the fiscal year ended December 31, 2013.

CONTACT: Source/Investor Relations Contact:

         Frank J. Monteiro
         +1-203-575-5850

         Media Contacts:

         Liz Cohen
         Weber Shandwick
         +1-212-445-8044

         Kelly Gawlik
         Weber Shandwick
         +1-212-445-8368